                                                                   EXHIBIT 10.22


                     CONFIDENTIAL PORTIONS HAVE BEEN OMITTED
                 BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT
          PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934
               AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION


                AMENDED AND RESTATED LICENSE AND SUPPLY AGREEMENT

         This Amended and Restated License and Supply agreement ("Agreement") dated as of November 1, 1999 ("Amendment Date"), amends and restates the License and Supply Agreement dated as of January 11, 1999 ("Effective Date") between EPOCH PHARMACEUTICALS, INC., 12277 134th Court NE, Suite 100, Redmond, WA ("Epoch") and PE CORPORATION (formerly known as THE PERKIN-ELMER CORPORATION) having its PE Biosystems Division at 850 Lincoln Centre Drive, Foster City, CA 94404 ("Perkin-Elmer"), as amended June 30, 1999.

                     ARTICLE I. BACKGROUND OF THE AGREEMENT

1.01 Epoch represents that it has rights under certain patents pertaining to oligonucleotides having a minor-groove binding moiety covalently attached thereto ("MGB Oligonucleotide"), and methods for making and using such MGB Oligonucleotides.

1.02 Perkin-Elmer wishes to acquire exclusive and non-exclusive licenses, depending on fields of use, under such patents.

1.03 Epoch represents that it has certain know-how relating to the synthesis of MGB Oligonucleotides, and the design of sequence-specific probes comprising such oligonucleotides.

1.04 Perkin-Elmer wishes to have Epoch supply (i) intermediate compounds useful for making MGB Oligonucleotides, and (ii) information with respect to chemical synthesis and purification know-how relating to the production of MGB Oligonucleotides using such intermediate compounds.

1.05 Concurrently with this Agreement, which amends and restates the License and Supply Agreement by and between Perkin-Elmer and Epoch dated as of January 11, 1999, as amended on June 30, 1999 ("Original Agreement"), Perkin-Elmer and Epoch will enter into a Know-How Escrow Agreement, pursuant to which Epoch will deposit into escrow documentation of know-how necessary to enable a person skilled in oligonucleotide chemistry to manufacture MGB Intermediates. The Know-How Escrow Agreement is being entered into between Epoch and Perkin-Elmer to provide that Perkin-Elmer will have access to the know-how required to manufacture MGB Intermediates if Epoch should be unable to meet its obligations to supply Perkin-Elmer MGB Intermediates pursuant to this Agreement.

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1.06     In connection with the Original Agreement, Epoch granted Perkin-Elmer a security interest in the Licensed Patent (as hereinafter defined), in order to induce Perkin-Elmer to provide a pre-payment of [ * ] Dollars ([ * ]) under the Original Agreement. Pursuant to a Stock Purchase Agreement between Epoch and the Investors Listed on Schedule A thereto, dated November 1, 1999 (the "Stock Purchase Agreement"), Perkin-Elmer is using One Million Dollars ($1,000,000) of this pre-payment, and an additional One Million Dollars ($1,000,000) in cash, to purchase Eight Hundred Thousand (800,000) shares of Common Stock of Epoch, at a purchase price of Two Dollars And Fifty Cents ($2.50) per share. Other Investors will purchase up to Two Million Six Hundred Thousand (2,600,000) shares of the Common Stock of Epoch pursuant to the Stock Purchase Agreement at the same purchase price of Two Dollars And Fifty Cents ($2.50) per share. It is the parties intent that the Security Agreement previously executed by the parties in conjunction with the Original Agreement, and attached thereto as Exhibit A, will remain in effect to secure any unused portion of the pre-payments made by Perkin-Elmer pursuant to Section 5.12 of this Agreement.

                             ARTICLE II. DEFINITIONS

2.01 "Affiliates" means any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a Party to this Agreement, as the case may be, to the extent of at least fifty percent of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity.

2.02 "Net Sales" means (1) with respect to sales by a Party, or an Affiliate of a Party, to non-affiliated third party purchasers, the actual amount of gross sales of Licensed Product(s) to a third party, less: trade, cash and quantity discounts granted at the time invoiced, if any, actually allowed, amounts refunded for faulty or defective product, returns, rejections, freight, insurance and other transportation costs (except income taxes), tariffs, duties and similar governmental charges paid, to the extent included in gross sales price, (2) with respect to sales by a Party made to any Affiliate or to any person, firm or corporation enjoying a special course of dealing with a Party, the Net Sales will be determined based on the first resale in a bona fide arms-length transaction of Licensed Product(s) by such Affiliate, person, firm or corporation to third parties, and (3) with respect to Licensed Product(s) which are used by a Party, or an Affiliate of a Party, to supply services or information to a third party for commercial purposes, or are otherwise disposed of, the Net Sales will be determined as if such Licensed Product(s) had been sold at the average Net Sales for such Licensed Product(s) during the past one hundred and twenty days prior to the supply of such services or information.

*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.


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         With respect to Licensed Product comprising Licensed Know-How in the form of software embodying algorithms for determining the melting temperature of MGB Oligonucleotides, Net Sales for software sold separately shall be calculated as set forth above, and Net Sales for software sold or otherwise transferred in combination with equipment, other software or other products, or otherwise provided by Perkin-Elmer to its customers, will be determined as if such software had been sold at the average Net Sales price for such software during the past one hundred and twenty (120) days prior to such sale, transfer or disposition.

2.03 "License Year" means the twelve month period beginning on the first day of January, April, July or October next following the Effective Date, and each twelve month period thereafter, except that the first License Year will include the period from the Effective Date to the first day of the twelve month period.

2.04 "Party" means Epoch or Perkin-Elmer and, when used in the plural, will mean Epoch and Perkin-Elmer.

2.05 "Licensed Patent" means U.S. Patent No. 5,801,155 titled Covalently Linked Oligonucleotide Minor Groove Binder Conjugates, issued September 1, 1998, including any Related Patent.

2.06 "Related Patent" means any patent or patent application owned, held, or otherwise controlled, in whole or in part by Epoch that (1) discloses and/or claims substantially the same subject matter as a Licensed Patent, (2) discloses and/or claims improvements to inventions disclosed or claimed in a Licensed Patent and requires rights under the Licensed Patent to exploit such improvements, (3) claims priority to, a Licensed Patent, including but not limited to continuation applications and patents, continuation-in-part applications and patents, divisional applications and patents, reexamination applications and patents, reissue applications and patents, and continuing prosecution applications and patents, (4) is a parent of U.S. Patent No. 5,801,155, and/or (5) any foreign equivalents of a Licensed Patent or any patent or patent application in (1), (2), (3) or (4) above.

2.07 "Licensed Product" means any product for use in the Exclusive Licensed Field or the Non-Exclusive Licensed Field (i) which, but for the license granted hereunder, manufacture, use or sale thereof would infringe at least one Valid Claim of a Licensed Patent, or (ii) which otherwise uses, incorporates or was developed or manufactured using Licensed Know-How.

2.08 "MGB Oligonucleotide" means Licensed Product comprising an oligonucleotide having a minor-groove binding moiety covalently attached thereto, and, at Perkin-Elmer's option, further comprising a [
         * ]. A Purified MGB Oligonucleotide means an MGB Oligonucleotide that is at least [ * ] pure based on the HPLC assay specified in Exhibit B.



*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.


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2.09     "MGB Intermediate" means an intermediate useful for the synthesis of an
         MGB Oligonucleotide, including but not limited to [ * ]. The identity of a MGB Intermediate will be confirmed based on an assay which shall be mutually agreed upon by the parties hereto, and included in an amendment to Exhibit B within ninety (90) days from the execution of this Agreement.

2.10 "Probe Unit" means that amount of MGB Intermediate required to make [ * ] of a Purified MGB Oligonucleotide.

2.11 "Kits" means products containing MGB Oligonucleotides packaged with other materials and reagents, such other reagents including but not limited to enzymes, reaction buffers and nucleotide triphosphates. Also included within the definition of Kits are microfluidic devices containing or packaged with MGB Oligonucleotides.

2.12     "Bare Probe" means a MGB Oligonucleotide provided alone.

2.13 "Valid Claim" means a claim of a Licensed Patent (or pending application included in the Related Patents) which has not been held permanently invalid or otherwise unenforceable by a court of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, or has not otherwise finally been held unpatentable by an appropriate administrative agency, unappealable or unappealed within the time allowed for appeal.

2.14     "Exclusive Licensed Field" means  the  5'-Nuclease Assay Field.

2.15 "Real-Time Nucleic Acid Amplification Monitoring Field" means the monitoring of a polymerase chain reaction by detecting a change in a magnitude of a detectable signal as a function of reaction cycle practiced outside of the HIVD Field only.

2.16 "5'-Nuclease Assay Field" means the detection of a nucleic acid sequence based on the cleavage of a nucleic acid probe that is hybridized to the nucleic acid sequence by a 5' to 3' nuclease activity of a polymerase enzyme, as generally described in U.S. Patent No. 5,487,972, practiced outside of the HIVD Field only.

2.17 "Non-Exclusive Licensed Field" means (1) use of MGB Oligonucleotides as ligation probes in an oligonucleotide ligation assay, generally as described in U.S. Patent No. 4,883,750; (2) use of MGB Oligonucleotides in an assay employing [ * ]; (3) use of MGB Oligonucleotides as primers in a primer extension reaction, including but limited to a PCR reaction or a DNA sequencing reaction, and (4) use of MGB Oligonucleotides in the Real-Time Nucleic Acid Monitoring Field, to the extent that (1),
         (2), (3) and (4) are practiced outside of the Exclusive Licensed Field and practiced outside of the HIVD Field.

*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.


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2.18     "Human In Vitro Diagnostics Field ("HIVD Field") means products and processes for the measurement of attributes, characteristics, diseases, traits or other conditions of a human being for the medical management of that human being.

2.19 "Licensed Know-How" means trade secrets, technical information, experimental data, software and other knowledge now existing and controlled by Epoch relating to (1) the chemical synthesis and purification of MGB Oligonucleotide using MGB Intermediate, and (2) algorithms and related software for determining the melting temperature of MGB Oligonucleotide, as described in Section 5.04 and Exhibit C, to the extent that such technical information, experimental data, software and other knowledge is not publicly available.

2.20 "Confidential Information" means information received by one Party (Receiving Party) from the other Party (Disclosing Party) (1) that the Receiving Party has a reasonable basis to believe is confidential to the Disclosing Party, or is treated by the disclosing Party as confidential, (2) is identified at the time of disclosure as "CONFIDENTIAL" and, (3) in the case of disclosures in non-written form, is identified in writing within thirty (30) days as confidential. Notwithstanding the above, Confidential Information will not include any information which:

         (1) can be demonstrated to have been in the public domain as of the Effective Date or comes into the public domain during the term of this Agreement through no act of the recipient; or

         (2) can be demonstrated to have been independently known to the recipient prior to the receipt thereof, or made available to the recipient as a matter of lawful right by a third party; or

         (3) can be demonstrated to have been rightfully received by the recipient from a third party who did not require the recipient to hold it in confidence or limit its use and who did not acquire it, directly or indirectly, from the other Party to this Agreement under a continuing obligation of confidentiality; or

         (4) will be required for disclosure to any governmental regulatory agencies pursuant to approval for use, provided the Disclosing Party is given reasonable notice of such proposed disclosure and, if requested by the Disclosing Party, the Receiving Party uses reasonable efforts to maintain the confidentiality of such information in such governmental submission; or

         (5) is independently conceived, invented or acquired by researchers of the recipient who have not been personally exposed to the information provided to the recipient hereunder; or

         (6) is published by a governmental agency as part of the normal patent filing and prosecution process.


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2.21     "Discovery Order" means a sale or other disposition by Perkin-Elmer of
         Bare Probes represented to the customer as containing 2,000 picomols of MGB Oligonucleotides.

2.22 "Small Order" means a sale or other disposition by Perkin-Elmer of Bare Probes represented to the customer as containing 5,000 picomols of MGB Oligonucleotides.

2.23 "Medium Order" means a sale or other disposition by Perkin-Elmer of Bare Probes represented to the customer as containing 20,000 picomols of MGB Oligonucleotides.

2.24 "Large Order" means a sale or other disposition by Perkin-Elmer of Bare Probes represented to the customer as containing more than 75,000 and less than 100,000 picomols of MGB Oligonucleotides.

                           ARTICLE III. LICENSE GRANT

3.01 Exclusive License. Epoch hereby grants to Perkin-Elmer a world-wide exclusive license under Licensed Patents and Licensed Know-How to make, use, offer to sell, sell and import Licensed Products in the Exclusive Licensed Field.

3.02 Non-Exclusive License. Epoch hereby grants to Perkin-Elmer a world-wide non-exclusive license under Licensed Patents and Licensed Know-How to make, use, offer to sell, sell and import Licensed Products in the Non-Exclusive Licensed Field.

3.03 Sublicenses. Perkin-Elmer will have no right to sublicense its license rights granted hereunder.

3.04 Restrictions. Perkin-Elmer will not knowingly sell, market, make or have made, Licensed Products for use outside the Exclusive Licensed Field or the Non-Exclusive Licensed Field. In the event that Perkin-Elmer does inadvertently sell, market, make or have made, Licensed Products for use outside the Exclusive Licensed Field or the Non-Exclusive Licensed Field, Perkin-Elmer will within thirty (30) days of learning of such activity cease such activity. Epoch will not knowingly sell, market, make or have made MGB Intermediate and/or MGB Oligonucleotide to third parties in the Exclusive Licensed Field. In the event that Epoch does inadvertently sell, market, make or have made MGB Intermediate and/or MGB Oligonucleotide to third parties in the Exclusive Licensed Field, Epoch will within thirty (30) days of learning of such activity cease such activity. Licensed Products comprising Licensed Know-How in the form of software embodying algorithms for determining the melting temperature of MGB Oligonucleotide, as described in Section 5.04 and Exhibit C, will only be sold or marketed pursuant to a limited-use non-exclusive license agreement consistent with Perkin-Elmer's normal practice for the sale and marketing of like software products.


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3.05     Patent Prosecution. To the extent commercially practicable, Epoch will file and diligently prosecute patent applications with respect to the Licensed Patent in at least the United States, Germany, France, Switzerland, United Kingdom, Sweden, Italy, Japan, Australia and Canada.

            ARTICLE IV. LICENSE FEE; ROYALTIES; PAYMENT FOR KNOW-HOW

4.01 License Fees. Perkin-Elmer paid to Epoch after the Effective Date, [ * ] Dollars ([ * ]), [*]% of which will be creditable against future royalties called for under Section 4.02. Perkin-Elmer will use credits against future royalties at a rate not to exceed [ * ] Dollars ([ * ]) per License Year. In addition, upon the first commercial sale of a Licensed Product for each of the four uses listed in the definition of "Non-Exclusive Licensed Field," Perkin-Elmer will pay to Epoch, within ten (10) business days of each such first commercial sale, an additional license fee of [ * ] Dollars ([ * ]).

4.02     Royalties.

         (a) Percentage Royalties. Perkin-Elmer will pay to Epoch percentage royalties on the Net Sales of Licensed Products sold or otherwise disposed of under the license granted under Sections 3.01 and 3.02 of this Agreement as follows:

                      Bare Probes covered by a Valid Claim                    [ * ]% for Discovery Orders, Small
                                                                              Orders and Medium Orders and [ * ]%
                                                                              for Large Orders
                      Kits covered by a Valid Claim                           [ * ]%

                      Bare Probes not covered by a Valid Claim                [ * ]% for Discovery Orders, Small
                                                                              Orders and Medium Orders and [ * ]%
                                                                              for Large Orders
                      Kits not covered by a Valid Claim                       [ * ]%
                      Software                                                [ * ]%

                  No percentage royalties will be owed under this Section 4.02
                  (a) for the sale by Perkin-Elmer of any Bare Probes or Kits not covered by a Valid Claim in the event that (i) the Licensed Know-How becomes publicly available, (ii) Perkin-Elmer is placed at a commercial disadvantage as a result of such know-how becoming publicly available, and (iii) such know-how was not made publicly available by Perkin-Elmer.

*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.


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                  (b) Unit Royalties. In addition to any percentage royalties which may be payable under Section 4.02(a), Perkin-Elmer will pay to Epoch unit royalties on sales or other dispositions of Licensed Products under the license granted under Sections
                  3.01 and 3.02 of this Agreement as follows:

                                 Each Discovery Order               $[ * ]
                                 Each Small Order                   $[ * ]
                                 Each Medium Order                  $[ * ]
                                 Each Large Order                   $[ * ]

         Perkin-Elmer may credit against amounts due under this Section 4.02(b), any amounts paid to Epoch for MGB Intermediates under Section 5.03.

4.03 Acknowledgment for Payment for Know-How. Perkin-Elmer paid Epoch after the Effective Date of this Agreement, as additional consideration for the transfer of and license under Licensed Know-How and for Epoch having made available, after the Effective Date of the First Amendment of this Agreement, source code embodying algorithms for determining the melting temperature of MGB Oligonucleotide as described in Section 3.04 and Exhibit C, the following payments: (i) a one time payment of [ * ] Dollars ([ * ]), and (ii) three (3) payments totaling [ * ], which represented monthly payments of [ * ] Dollars ([ * ]) (adjusted on a pro rata basis), paid between June 15, 1999 and August 23, 1999 (the date of the first New Product Release of a Licensed Product); as used herein, the term "New Product Release" means that point in a Perkin-Elmer product development program at which a product is released for unrestricted manufacture and sale to customers under PE Biosystems ISO 9001 Product Development Procedures. As yet additional consideration for the transfer of and license under Licensed Know-How, Perkin-Elmer will give to Epoch an ABI PRISM tm Model 7700 Sequence Detection System instrument (p/n 7700-01-200/208) [ * ]. The instrument provided hereunder will include all installation services and warranties typically provided to customers in connection with the purchase of such instrument. However, Perkin-Elmer will not provide an optional service contract covering the instrument. All reagents will be purchased by Epoch using conventional retail distribution channels.

*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.


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4.04     Payment Dates and Statements. Within forty-five (45) days of the end of each calendar quarter in which Net Sales occur, Perkin-Elmer will calculate the royalty amount owed to Epoch under this Section 4 and will remit such amount to Epoch. Such payment will be accompanied by a statement showing the calculation of the amount owed for Licensed Products, including the number of Discovery Orders, Small Orders,
         Medium Orders and Large Orders, the Net Sales of Licensed Products for that quarter (including the gross invoiced sales and permissible deductions therefrom), and the exchange rate (as determined pursuant to
         Section 4.06) used to directly convert any royalty amounts into U.S. Dollars.

4.05 Late Payments. Any payment owed to Epoch under this Agreement that is not paid on or before the date such payment is due will bear interest, to the extent permitted by applicable law, at twelve percent (12%) per annum, calculated on the number of days such payment is delinquent.

4.06 Currency of Payments. All payments under this Agreement will be made U.S. Dollars by wire transfer to such bank account as Epoch may designate from time to time. Any payments due hereunder on Net Sales outside of the United States will be payable in U.S. Dollars at the average of the rate of exchange of the currency of the country in which the Net Sales are made as reported in the New York edition of The Wall Street Journal, for the last three (3) business days of the quarter for which the royalties are payable.

4.07 Other Taxes. Perkin-Elmer will pay all sales, use, transfer or similar taxes, whether foreign, federal (United States), state or local, however designated, that are levied or imposed by reason of the sale or transfer of Licensed Products contemplated hereby, and any penalties, interest and collection or withholding costs associated with any of the foregoing items.

4.08 Records, Review. Perkin-Elmer will keep accurate records of all operations affecting payments hereunder, and will permit Epoch or its duly authorized agent to inspect all such records and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a reasonable period of not less than three (3) years thereafter, provided that the frequency of such inspections is no more than once per License Year. If the review results in a determination of an underpayment of royalties to Epoch, such underpayment will be promptly remitted to Epoch with interest as provided in Section 4.05. If such inspection determines that Net Sales were more than 105% of the Net Sales reported by Perkin-Elmer for the period under review, Perkin-Elmer will pay all of the reasonable costs of such review.

4.09 Review and Revision of Agreement Terms. In November 2000, the Parties will negotiate in good faith to such revisions to the terms of this Agreement, including without limitation, the royalties and the purchase price for MGB Intermediates, so that the revenue and profitability to Epoch is based on the currently anticipated mix of Discovery Orders, Small Orders, Medium Orders and Large Orders sold by Perkin-Elmer, and so that Epoch shares in profitability gains from increased manufacturing efficiencies of Perkin-Elmer. In furtherance of this Section, prior to such negotiation, Perkin-Elmer shall supply to Epoch reports which set forth the revenue and gross profit of Perkin-Elmer with respect to all Discovery Orders, Small Orders, Medium Orders and Large


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         Orders up to that point, so as to allow the parties to fairly evaluate the economics of this Agreement.

                                ARTICLE V. SUPPLY

5.01 Purchases. Subject to the terms and conditions of this Agreement, Epoch will sell MGB Intermediates to Perkin-Elmer, and Perkin-Elmer will purchase such MGB Intermediates from Epoch. Perkin-Elmer will not purchase any Licensed Product from any third-party. By March 31, 2000, Perkin-Elmer shall purchase [Quantity] of MGB Intermediate which represents Perkin-Elmer's forecasted annual requirements. Perkin-Elmer shall within [__] days of the beginning of each calendar quarter provide to Epoch a revised forecast for the subsequent four (4) quarters and during such quarter shall purchase sufficient MGB Intermediate to maintain, at all times, an inventory of MGB Intermediate equal to its current forecasted annual requirements. Notwithstanding anything to the contrary contained herein, it is the parties intent that Perkin-Elmer shall at all times, from March 31, 2000 until this Agreement expires or is terminated pursuant to Article VIII, maintain a level of inventory of MGB Intermediate which is equal to its current forecasted annual requirements.

5.02 Specifications. MGB Intermediates will meet the product specifications set forth in Exhibit A. The Parties will reasonably agree on any changes to such specifications, and any such changes will be in writing.

5.03 Price. Epoch will charge Perkin-Elmer and Perkin-Elmer will pay Epoch [ * ] ([ * ]) per Probe Unit of MGB Intermediate.

5.04 Transfer of Know-How. Epoch will transfer Licensed Know-How to Perkin-Elmer to the extent necessary for Perkin-Elmer to make full use of MGB Intermediates, MGB Oligonucleotides, and algorithms and related software for determining the melting temperature of MGB Oligonucleotides. Such Licensed Know-How will include, but not be limited to, that information specified in Exhibit C. All Licensed Know-How is considered Confidential Information and will only be used by Perkin-Elmer in connection with the exploitation of the license rights granted in Article III. All Licensed Know-How will remain owned by Epoch.

5.05 Contingent Manufacturing Rights for MGB Intermediates. Perkin-Elmer has no rights hereunder to manufacture or purchase MGB Intermediates from third parties. However, in the event Epoch is unable to supply at least ninety-five percent (95%) of Perkin-Elmer's requirements of MGB Intermediates for more than four (4) months after receipt of written notice from Perkin-Elmer of a material failure to so supply, Perkin-Elmer shall have the right to manufacture or purchase from third parties its requirements of MGB Intermediates until Epoch demonstrates that it can again supply Perkin-Elmer's requirements of MGB Intermediates. Epoch shall cooperate in obtaining such alternate supply source, including, without limitation, transferring such technology and know-how,

*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.


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         and license rights as are reasonably necessary for Perkin-Elmer or a third party to manufacture MGB Intermediates. To facilitate such transfer, prior to December 31, 1999, Epoch shall deposit with Heller Ehrman White & McAuliffe as escrow agent, pursuant to an Escrow Agreement in the form attached as Exhibit C, sufficient documentation of the know-how necessary to enable a person skilled in oligonucleotide chemistry to manufacture MGB Intermediates. The Escrow Agreement shall contain a provision granting the right to the Escrow Agent (as defined therein), or a neutral third party mutually agreeable to Perkin-Elmer and Epoch, to verify, audit and inspect the documentation to be held or held in deposit to confirm that it is sufficient to provide a person skilled in oligonucleotide chemistry the know-how necessary to manufacture MGB Intermediates.

5.06 Purchase Orders. Perkin-Elmer will purchase MGB Intermediates from Epoch by issuing a written purchase order identifying MGB Intermediates to be purchased, the quantity, price, shipping instructions, delivery dates, and any other special information. To the extent the terms of any such purchase order differ from or conflict with the terms of this Agreement, the terms of this Agreement will govern. Within thirty (30) days of the date hereof and prior to the end of each calendar month thereafter, Perkin-Elmer will submit a six-month rolling forecast of estimated MGB Intermediates requirements. The forecast for the first two (2) months will constitute a binding purchase order and the balance of such Perkin-Elmer's forecast will be non-binding.

5.07 Modifications. Perkin-Elmer may modify, defer or cancel a purchase order not later than two (2) months prior to the scheduled shipment of MGB Intermediates.

5.08 Shipment. Shipment will be made freight prepaid, F.O.B. Epoch's facility, to the address set forth on Perkin-Elmer's purchase order. Epoch will invoice Perkin-Elmer on a separate line for all shipping charges ("pre-pay and add"). Title and risk of loss will pass from Epoch to Perkin-Elmer upon delivery to carrier at the F.O.B. point.

5.09 Invoicing; Payment. Epoch will submit an invoice to Perkin-Elmer with each shipment of MGB Intermediates. Each invoice will be due and payable net forty five (45) days from the date of shipment.

5.10 Inspection, Rejection. Perkin-Elmer will inspect all MGB Intermediates received for defects and for conformance with the purchase order. Perkin-Elmer may reject any MGB Intermediates that is defective or that fails to conform to the purchase order. Any such rejection must be made within ten days (10) of receipt of the MGB Intermediates by Perkin-Elmer. To reject any MGB Intermediates, Perkin-Elmer will notify Epoch of its rejection and will promptly return the rejected MGB Intermediates to Epoch. Epoch will immediately replace the MGB Intermediates with conforming goods.

5.11 Pre-Payment. In addition to the License Fees paid under 4.01, Perkin-Elmer has paid Epoch [ * ] Dollars ([ * ]) as a pre-payment towards future purchases of MGB Oligonucleotides and MGB Intermediates. Epoch will credit One Million Dollars ($1,000,000) of this pre-payment to purchase 400,000 shares of Common Stock of Epoch, at a purchase price of Two Dollars And Fifty Cents ($2.50) per share, pursuant to a Stock Purchase Agreement dated November 1, 1999. Perkin-Elmer will credit purchases of MGB Intermediates against the remaining [ * ] Dollars ([ * ]) of this pre-payment at a rate not to exceed [ * ] Dollars ([ * ]) per License Year.

5.12 Security Interest. In order to secure any unused portion of the pre-payments made under Section 5.11 (up to [ * ] Dollars ([ * ])), Epoch has granted to Perkin-Elmer a security interest in the Licensed Patent pursuant to a Security Agreement dated December, 1998, which is in the form attached hereto as Exhibit A, which the parties agree shall remain in force and in effect. Epoch may, at any time, return all or a portion of the unused prepayments. In the event the unused balance of the prepayments is Fifty Thousand Dollars ($50,000) or less, the security interest will terminate.

5.13 Annual Minimum Purchase. Perkin-Elmer will, during each License Year, purchase at least [ * ] Dollars ([ * ]) worth of MGB Intermediates from Epoch (based on the purchase price set forth in Section5.03). In the event that Perkin-Elmer has not, by the end of such License Year, purchased such minimum amount, it will promptly, within thirty (30) days of the end of such License Year, purchase an amount of MGB Intermediates necessary to meet such annual minimum amount. Such additional amounts will not be counted towards the annual minimum amount in the License Year in which they were purchased.

                   ARTICLE VI. REPRESENTATIONS AND WARRANTIES

6.01 Product Warranty. Epoch warrants to Perkin-Elmer that, upon delivery of any MGB Intermediates to Perkin-Elmer, such MGB Intermediates will be free from defects in material, workmanship, design and title, and will substantially meet the specifications attached hereto as Exhibit A (or any mutually agreed upon replacements).

6.02 Documentation Warranty. Epoch further warrants that the MGB Intermediates, and all literature, packaging, inserts, accompanying materials, and any other documentation supplied by Epoch in connection with the MGB Intermediates will not contain any misrepresentation as to the nature or performance of the MGB Intermediates.

6.03 Remedies. If any MGB Intermediates fails to meet the foregoing warranties, in addition to satisfying any other remedies Perkin-Elmer may have, Epoch will replace such deficient MGB Intermediates in the most timely manner possible at its own expense or Epoch will refund to Perkin-Elmer all costs associated with the purchase and shipping of that MGB Intermediates.

*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

6.04 Disclaimer. EXCEPT FOR THE EXPRESS WARRANTY AGAINST DEFECTS IN DESIGN, MATERIALS, TITLE AND WORKMANSHIP CONTAINED HEREIN, EPOCH MAKES NO WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY EPOCH. Without limitation of the foregoing, Epoch expressly disclaims any liability whatsoever for any damages incurred, directly or indirectly, in connection with the Licensed Products and/or the MGB Intermediates, including without limitation, loss of profits and special, incidental or consequential damages.

6.05 Representations and Warranties. Each Party represents, warrants and covenants to the other Party that:

         (1) it has the corporate power and authority and legal right to enter into this Agreement and to perform its obligations hereunder;

         (2) the execution and delivery of this Agreement and the performance of the transactions contemplated thereby have been duly authorized by all necessary corporate action of such Party;

         (3) the execution and delivery of this Agreement and the performance by such Party of any of its obligations under this Agreement do not and will not (a) conflict with, or constitute a breach or violation of, any other contractual obligation to which it is a party, any judgment of any court or governmental body applicable to such Party or its properties or, to such Party's knowledge, any statute, decree, order, rule or regulation of any court or governmental agency or body applicable to such Party or its properties, and (b) with respect to the execution and delivery of the Agreement, require any consent or approval of any governmental authority or other person;

         (4) each Party will to the best of its knowledge without undertaking a special investigation, disclose to the other Party any material adverse proceedings, claims or actions that arise, which would materially interfere with that Party's performance of its obligations under this Agreement; and

         (5) each Party's employees have executed or will execute agreements whereby all right, title and interest in any technology and invention(s) will be assigned to their respective employers.

                             ARTICLE VII. INDEMNITY

7.01 Indemnification of Epoch. Perkin-Elmer will defend, indemnify and hold Epoch harmless against any judgment, damage, liability, loss, cost or other expense, including legal fees ("Liability"), resulting from any third party claims made or proceedings brought against Epoch to the extent that such Liability arises from Perkin-Elmer's use, marketing , distribution or sale of Licensed Product and/or MGB Intermediates, except to the extent such claims or proceedings result (1) from Epoch's negligence or willful act or omission in the manufacture, storage, or delivery of Licensed Product and/or MGB Intermediates, (2) from Epoch's breach of any warranty set forth in Article VI, or (3) infringement of a patent owned or controlled by a third party, only to the extent such infringement arises from the inclusion in the Licensed Product of inventions claimed in a Licensed Patent or the use of the Licensed Know-How.

7.02 Indemnification of Perkin-Elmer. Epoch will defend, indemnify and hold Perkin-Elmer harmless against any Liability resulting from any third party claims made or proceedings brought against Perkin-Elmer to the extent that such Liability arises (1) from Epoch's negligence or willful act or omission in the manufacture, storage, or delivery of Licensed Product and/or MGB Intermediates or (2) from Epoch's breach of any warranty set forth in Article VI.

7.03 Indemnification Procedures. This agreement of indemnity is conditioned upon the indemnified Party's obligation to: (1) advise the indemnifying Party of any claim or lawsuit, in writing, within ten (10) days after the indemnified Party has received notice of said claim or lawsuit, or, within such a time frame as not to materially prejudice the rights of the indemnifying Party, and (2) assist the indemnifying Party and its representatives in the investigation and defense of any lawsuit and/or claim for which indemnification is provided. This agreement of indemnity will not be valid as to any settlement of a claim or lawsuit or offer of settlement or compromise without the prior written approval of the indemnifying Party.

                       ARTICLE VIII. TERM AND TERMINATION

8.01 Term. Unless terminated earlier as provided herein, this Agreement will commence on the Effective Date and will remain in full force until the expiration of the last to expire Licensed Patent.

8.02     Termination.  This Agreement may be terminated as follows:

         (1) by mutual written agreement of the Parties, effective as of the time specified in such written agreement; or

         (2) by either Party, (a) in the event the other Party will file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within sixty days after the filing thereof, or if the other Party will propose or be a Party to any dissolution or liquidation, or if the other Party will make an assignment for the benefit of creditors, or (b) upon any material breach of this Agreement by the other Party, provided that the Party alleging such breach must first give the other Party written notice thereof, which notice must state the nature of the breach in reasonable detail and the Party receiving such notice must have failed to cure such alleged breach within sixty (60) days after receipt of such notice.

         (3) Perkin-Elmer may terminate this Agreement at any time upon sixty (60) days advance written notice to Epoch. In the event that Perkin-Elmer terminates the Agreement pursuant to this
                  Section 8.02(3), Perkin-Elmer (1) will release its security interest in the Licensed Patent granted in Section 5.11 and Exhibit A, (2) will forfeit any unused portion of the pre-payments paid to Epoch under Section 5.10, (3) will pay for any orders placed under Article V prior to termination, and (4) return all tangible embodiments of the Licensed Know-How to Epoch.

8.03 Survival. Upon any termination of this Agreement, neither Party will be relieved of any obligations incurred prior to such termination. Notwithstanding any termination of this Agreement, the obligations of the Parties under Articles IV, VI, VII, VIII, X and XI, as well as under any licenses which are maintained in effect and any other provisions which by their nature are intended to survive any such termination, will survive and continue to be enforceable.

                       ARTICLE IX. INFRINGEMENT LITIGATION

9.01 Notification. Each Party will notify the other Party in writing of any suspected infringement(s) of Licensed Patents in the Exclusive Licensed Field or the Non-Exclusive Licensed Field and will inform the other Party of any evidence of such infringement(s).

9.02 Infringement in Exclusive Licensed Field. Perkin-Elmer will have the first right to institute suit for infringement(s) in the Exclusive Licensed Field. Epoch agrees to join as a party plaintiff in any such lawsuit initiated by Perkin-Elmer, if requested by Perkin-Elmer, with all costs, attorneys' fees, and expenses to be paid by Perkin-Elmer. However, if Perkin-Elmer does not institute suit for infringement(s) within ninety (90) days of receipt of written notice from Epoch of Epoch's desire to bring suit for infringement in its own name and on its own behalf, then Epoch may, at its own expense, bring suit or take any other appropriate action.

9.03 Infringement Outside Exclusive Licensed Field. Epoch will have the sole right, but not the obligation, to institute suit for infringement and to recover damages outside of the Exclusive Licensed Field.

9.04 Recovery. Perkin-Elmer will be entitled to any recovery of damages resulting from a lawsuit brought by it pursuant to Section 9.02. Epoch will be entitled to recovery of damages resulting from any lawsuit brought by Epoch pursuant to Sections 9.02 or 9.03.

9.05 Settlement. Neither Party may settle with an infringer without the prior written approval of the other Party if such settlement would affect the rights of the other Party under the Licensed Patents.

                           ARTICLE X. CONFIDENTIALITY

10.01 Non-Disclosure. Because Epoch and Perkin-Elmer will be cooperating with each other under this Agreement, each may reveal Confidential Information to the other. The Parties agree, by using the same degree of care as each uses for its own information of like importance, but not less than a reasonable degree of care, to hold in confidence any Confidential Information disclosed by the other Party hereunder, and not to disclose any Confidential Information to any third party without the express written consent of the other Party. Each Party will disclose Confidential Information only to its employees or agents who have a need to know. With respect to any Confidential Information that is revealed by a Party to the other Party, this confidentiality requirement will remain in force for a period of 5 years following the date the Confidential Information is revealed.

10.02 Responsibility over Employees and Agents. Each Party will assume individual responsibility for the actions and omissions of its respective employees, agents and assigns, and to inform same of the responsibilities for confidentiality under this Agreement, and to obtain their agreement to be bound in the same manner that the Party is bound.

10.03 Affiliates. Nothing herein will be construed as preventing either Party from disclosing any information to an Affiliate of Perkin-Elmer or Epoch, provided such Affiliate has undertaken a similar obligation of confidentiality with respect to the Confidential Information.

10.04 Bankruptcy. All Confidential Information disclosed by one Party to the other will remain the intellectual property of the disclosing Party. The bankrupt or insolvent Party will, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other Party's Confidential Information and to ensure that the court or other tribunal maintain such information in confidence in accordance with the terms of this Agreement. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a Party to this Agreement based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party will promptly notify the court or other tribunal.

         (a) that Confidential Information received from the other Party under this Agreement remains the property of the other Party; and,

         (b)      of the confidentiality obligations under this Agreement.

10.05 Publication. Neither Perkin-Elmer nor Epoch will submit for written or oral publication any manuscript, abstract or the like that includes data or other information generated and provided by the other Party without first obtaining the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. If written consent or written denial is not provided by the other Party within 90 days, the first Party will have the right to publish. But, the foregoing will not apply to customary literature that is prepared for marketing and sales purposes and that does not contain Confidential Information.

10.06 Publicity. Neither Party nor any of its Affiliates will originate any news relating to this Agreement without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed. However, within 30 days after the execution of this Agreement the Parties will mutually agree on a joint press release announcing the existence of this Agreement.

                         ARTICLE XI. GENERAL PROVISIONS

11.01 Force Majeure. If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected will, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party will use its reasonable best efforts to avoid or remove such causes of non-performance and will continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties will discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

11.02 Governing Law. This Agreement will be deemed to have been made in the State of California and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of California.

11.03 Informal Dispute Resolution. In an effort to resolve informally and amicably any claim, controversy, or dispute arising out of or related to the interpretation, performance, or breach of this Agreement (a "Dispute") without resorting to litigation, each party will notify the other party to the Dispute in writing of any Dispute hereunder that requires resolution. Such notice will set forth the nature of the Dispute, the amount involved, if any, and the remedy sought. Each party will promptly designate an executive-level employee to investigate, discuss and seek to settle the matter between them. If the two designated representatives are unable to settle the matter within thirty (30) days after such notification, the matter will be submitted to Epoch's Chief Executive Officer and Perkin-Elmer's President of the PE Biosystems Division for consideration. If settlement cannot be reached through their efforts within an additional thirty (30) days (or such longer time period as they will agree upon in writing), each party will have the right to take such action as it deems appropriate. The statute of limitations of the State of California applicable to the commencement of a lawsuit will be tolled as of initial written notification of a dispute to the other party as set forth above for sixty (60) days (or such longer time as the parties agree in writing) if all interim deadlines have been complied with by the notifying party.

11.04 Attorneys' Fees. Except as otherwise provided herein, each party will bear its own legal fees incurred in connection with the transactions contemplated hereby, provided, however, that if any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, subject to Section 10.03, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

11.05 Separability. In the event any portion of this Agreement will be held illegal, void or ineffective, the remaining portions hereof will be interpreted to maintain the intent of the Parties. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions will be deemed inoperative to the extent that they may conflict therewith and will be deemed to be modified to conform with such statute or rule of law.

11.06 Entire Agreement. This Agreement constitutes the sole agreement between the Parties relating to the subject matter hereof and supersedes all previous writings and understandings. Confidential disclosures made pursuant to previously executed Confidentiality Agreements between Epoch and Perkin-Elmer will remain subject to the terms of those Confidentiality Agreements. No terms or provisions of this Agreement will be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

11.07 Assignment. This Agreement and the licenses herein granted will be binding upon and inure to the benefit of the successors in interest of the respective Parties. Neither Party will have the power to assign this Agreement nor any interest hereunder without the written consent of the other, such consent not to be unreasonably withheld, provided, however, that Perkin-Elmer or Epoch may assign this Agreement or any of its rights or obligations hereunder to any Affiliate or to any third party with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets or business to which this Agreement relates, without obtaining the consent of the other Party, subject to the other Party assuming all liabilities and obligations under the Agreement.

11.08 Bankruptcy. All rights and licenses granted under this Agreement by Epoch to Perkin-Elmer will be considered for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(56) of the Bankruptcy Code. The parties agree that Perkin-Elmer, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In the event that Epoch seeks or is involuntarily placed under the protection of the Bankruptcy Code, and the trustee in bankruptcy rejects this Agreement, Perkin-Elmer hereby elects, pursuant to Section 365(n), to retain all rights granted to it under this Agreement to the extent permitted by the law.

11.09 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed an original instrument, but all such counterparts together will constitute but one agreement.

11.10 Notices. Any notice required or permitted under this Agreement will be sent by air mail, postage pre-paid, to the following addresses of the
         Parties:

                 If to Epoch:                          If to Perkin-Elmer:
                 Epoch Pharmaceuticals, Inc.           PE Corporation
                 12277 134th Court NE                  PE Biosystems Division
                 Suite 100                             850 Lincoln Centre Drive
                 Redmond, WA 98052                     Foster City, CA 94404
                 Attn.: President                      Attn.: Legal Department

         IN WITNESS WHEREOF, the Parties, through their authorized officers, have executed this Agreement as of the date first written above.


EPOCH PHARMACEUTICALS, INC.               PE CORPORATION, THROUGH ITS
                                          PE BIOSYSTEMS DIVISION

By:                                       By:
         /s/ William G. Gerber                     /s/ Michael W. Hunkapiller
   ---------------------------------         ---------------------------------

Name:                                     Name:
         William G. Gerber                         Michael W. Hunkapiller
   ---------------------------------         ---------------------------------

Title:                                    Title:
         Chief Executive Officer                   Senior Vice President
   ---------------------------------         ---------------------------------

Date: November 2, 1999                    Date:  November 2, 1999

                                    EXHIBIT A

                               SECURITY AGREEMENT


         THIS SECURITY AGREEMENT (the "Security Agreement") is made and entered into this ___ day of December, 1998 by and between EPOCH PHARMACEUTICALS, INC., a Delaware corporation (the "Debtor"), and THE PERKIN-ELMER CORPORATION, a New York corporation (the "Secured Party").

                                 R E C I T A L S

1. Pursuant to that certain License and Supply Agreement by and between the Company and the Secured Party of even date herewith (the "License and Supply Agreement"), Debtor will receive [ * ] from Secured Party as pre-payment for certain goods (the "Pre-Payment").

2. As an inducement to Secured Party to provided the Pre-Payment, Debtor has agreed to grant a security interest as set forth herein.

                                A G R E E M E N T

1. Security Interest. Pursuant to the Uniform Commercial Code, Debtor hereby grants to Secured Party a security interest in the property of Debtor (the "Collateral") described at Paragraph 2 below to secure the Pre-Payment, as described at Paragraph 3 below.

2. Collateral. The Collateral of Debtor is described as follows: US Patent No. 5,801,155 titled Covalently Linked Oligonucleotide Minor Groove Binder Conjugates, issued September 1, 1998 (the "Licensed Patent"), including any Related Patent. "Related Patent" means any patent or patent application owned, held, or otherwise controlled, in whole or in part by Epoch that (1) discloses and/or claims substantially the same subject matter as a Licensed Patent, (2) discloses and/or claims improvements to inventions disclosed or claimed in a Licensed Patent and requires rights under the Licensed Patent to exploit such improvements, (3) claims priority to, a Licensed Patent, including but not limited to continuation applications and patents, continuation-in-part applications and patents, divisional applications and patents, reexamination applications and patents, reissue applications and patents, and continuing prosecution applications and patents, (4) is a parent of U.S. Patent No. 5,801,155, and/or (5) any foreign equivalents of a Licensed Patent or any patent or patent application in (1), (2), (3) or (4) above.

3. Obligations Secured. The obligations ("Obligations") secured by this Security Agreement will be any repayment of any unused portion of the Pre-Payment corresponding to goods not received by Secured Party in accordance with the terms of the License and Supply Agreement, in excess of Fifty Thousand Dollars ($50,000).

*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

4.       Collateral Encumbrances; Covenants of Debtor.

         (a) Debtor owns the Collateral free and clear of any lien except for the lien created by this Security Agreement, and no effective financing statement or other instrument similar in effect, which covers all or any part of the Collateral, exists or is on file in any recording office.

         (b) As to the Collateral, Debtor covenants with Secured Party as follows:

                  (i) Except as otherwise created by this Security Agreement, Debtor will keep the Collateral free of all levies, liens, encumbrances and other security interests of any nature whatsoever.

                  (ii) Debtor will comply with all laws, statutes and regulations pertaining to the Collateral.

                  (iii) Debtor will pay when due all taxes, licenses, charges and other impositions on or for the Collateral.

                  (iv) Debtor, at its own expense, (1) will execute, file and record such assignments, statements, notices and agreements including without limitation Form UCC-1, if applicable, and assignments, statements, notices and agreements to be filed with government patent offices, and (2) take such action and obtain such certificates and documents, in accordance with all applicable laws, statutes, and regulations (whether state, federal or local), as necessary to perfect, evidence and continue Secured Party's security interest in the Collateral, including, without limitation, assignments for security in the U.S. Patent and Trademark Office and corresponding foreign patent offices. This subparagraph (iv) is subject to specific performance and injunctive relief for the benefit of Secured Party in the event of a failure by Debtor to duly comply with a reasonable request for such compliance.

                  (v) Debtor will deliver to Collateral Agent all instruments and other items of Collateral for which possession is required for perfection.

                  (vi) Except as otherwise created by this Security Agreement, Debtor will not create, permit or suffer to exist, and will defend the Collateral against and take such other action as is necessary to remove, any lien or encumbrance on the Collateral and will defend the right, title and interest of Secured Party in and to the Collateral and in and to the proceeds thereof against the claims and demands of all persons whomsoever.

5. Default. In the event of any termination of the License and Supply Agreement (other than a termination by Debtor under Section 8.02(2)(b) thereof due to a breach thereof by

         Secured Party), Debtor will within fifteen (15) days of such termination reimburse Secured Party the difference between the then unused portion of the Pre-Payment and Fifty Thousand Dollars ($50,000). Upon such reimbursement, Secured Party will release its security interest in the Collateral. In the event Debtor does not so reimburse Secured Party, Secured Party may declare an event of default.

6.       Remedies. Upon the occurrence of an event of default pursuant to
         Section 5 hereof, the Secured Party may exercise any rights or remedies that it may have as a secured party under applicable law.

7.       Termination.

         (a) This Security Agreement and the security interest granted to Secured Party by Debtor hereunder will terminate at such time as the unused portion of the Pre-Payment corresponding to goods not received by Secured Party in accordance with the terms of the License and Supply Agreement is Fifty Thousand Dollars ($50,000) or less.

         (b) If applicable, and promptly upon termination of this Security Agreement, the Secured Party agrees to execute and file with the Washington Secretary of State a termination statement on Form UCC-2 and a collateral assignment for filing in the Patent and Trademark Office terminating Secured Party's security interest in the Collateral at the expense of the Debtor. This subparagraph (b) is subject to specific performance and injunctive relief for the benefit of Debtor in the event of a failure by the Secured Party to duly comply with a reasonable request for such compliance.

8. Cumulative Rights. The rights, powers and remedies of Secured Party under this Security Agreement will be in addition to all rights, powers and remedies given to Secured Party by virtue of any statute or rule of law, or any other agreement between Debtor and Secured Party or otherwise, all of which rights, powers and remedies will be cumulative and may be exercised successively or concurrently without impairing Secured Party's security interest in the Collateral.

9. Waiver. Any forbearance or failure or delay by Secured Party in exercising any right, power or remedy will not preclude the further exercise thereof, and every right, power or remedy of Secured Party will continue in full force and effect until such right, power or remedy is specifically waived in a writing executed by Secured Party. Debtor waives any right to require Secured Party to proceed against any person or to exhaust any of the Collateral or to pursue any remedy in Secured Party's power.

10. Binding Upon Successors. All rights of Secured Party under this Security Agreement will inure to the benefit of their successors and assigns, and all obligations of Debtor will bind its successors and assigns.

11. Entire Agreement; Severability. This Security Agreement, along with the associated License and Supply Agreement, contains the entire agreement between Secured Party, and Debtor with respect to the subject matter hereof. If any of the provisions of this

         Security Agreement will be held invalid or unenforceable, this Security Agreement will be construed as if not containing those provisions and the rights and obligations of the parties hereto will be construed and enforced accordingly.

12. Choice of Law. This Security Agreement will be construed in accordance with and governed by the internal laws of the State of Washington, and where applicable and except as otherwise defined herein, terms used herein will have the meanings given them in the Washington Uniform Commercial Code.

13. Place of Business; Trade Name; Collateral Location; Records. Debtor represents that its chief place of business is 12277 134th Court, NE, #110, Redmond, WA 98052 and that Epoch Pharmaceuticals, Inc., is the only trade name or style used by Debtor and that Debtor's records concerning the Collateral are kept at 12277 134th Court, NE, #110, Redmond, WA 98052.

14. Notice. Any written notice, consent or other communication provided for in this Security Agreement will be deemed given if delivered by hand, by courier against receipt, by certified or registered mail, return receipt requested, or by overnight delivery service providing evidence of receipt, at the following addresses, or to such other address with respect to any party as such party will notify the other in writing:

         Secured Party:             The Perkin-Elmer Corp.
                                    PE Biosystems Division
                                    850 Lincoln Centre Drive
                                    Foster City, CA 94404
                                    Attn.: Legal Department

         Debtor:                    Epoch Pharmaceuticals, Inc.
                                    12277 134th Court NE
                                    Suite 100
                                    Redmond, WA 98052
                                    Attn.: President

15. Attorneys' Fees. In the event of any controversy, claim or dispute between or among the Debtor and the Secured Party arising out of or relating to this Security Agreement, or the breach hereof, the prevailing party will be entitled to recover from the losing party reasonable attorneys' fees, expenses and costs.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


DEBTOR:                                     SECURED PARTY:

EPOCH PHARMACEUTICALS, INC.                 THE PERKIN-ELMER CORPORATION,
                                            THROUGH ITS PE BIOSYSTEMS DIVISION

By:                                         By:
         /s/ Sanford S. Zweifach                     /s/ Michael W. Hunkapiller
-----------------------------------         ------------------------------------

Name:                                       Name:
         Sanford S. Zweifach                         Michael W. Hunkapiller
-----------------------------------         ------------------------------------

Title:                                      Title:
                President                               Senior Vice President
-----------------------------------         ------------------------------------

Date:                                       Date:
         January 11, 1999                            January 11, 1999
-----------------------------------         ------------------------------------

                                    EXHIBIT B

                             CERTAIN SPECIFICATIONS


I.       HPLC ASSAY OF MGB OLIGONUCLEOTIDE

1.       Equipment

         a.       Perkin-Elmer UV/Vis Detector or equivalent

         b.       [ * ] Ion Exchange Column [ * ]

         c. [ * ] Rheodyne sample loop (Alltech Associates Inc. or equivalent)

2.       Reagents

         a.       [ * ] or equivalent

         b.       Water, Milli-Q or HPLC grade

         c. Standard Buffer Salt is pH [ * ] Fisher P/N [ * ] or equivalent

         d. [ * ] Filtration Membrane, [ * ] (Alltech Associates Inc. or equivalent)

3.       Mobile Phases

         [ * ]


4.       [ * ]


5.       [ * ]


*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

II.      PURITY OF MGB OLIGONUCLEOTIDE

         The purity of a MGB Oligonucleotide will be determined based on an area percent of a product peak based on the above-described HPLC Method. A Purified MGB Oligonucleotide will have a purity of at least [ * ]%. However, the value of the required purity of a MGB Oligonucleotide may be amended pursuant to Section 10.06 of the Agreement.

III.     YIELD OF MGB OLIGONUCLEOTIDE

         The yield of a MGB Oligonucleotide will be determined based on a relative area of a product peak as compared to an appropriate internal standard based on the above-described HPLC Method, where the HPLC analysis is performed immediately following synthesis of the MGB Oligonucleotide. A Purified MGB Oligonucleotide will have a yield of at least [ * ].

IV.      IDENTITY OF MGB INTERMEDIATE

         The parties agree that they will amend this Exhibit B to the Agreement (the "Exhibit B Amendment") within ninety (90) days from execution of the Agreement. The Exhibit B Amendment to define a mutually acceptable assay for confirming the identity of MGB Intermediates supplied to Perkin-Elmer by Epoch.



*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

                                    EXHIBIT C

                                LICENSED KNOW-HOW

         The Licensed Know-How transferred from Epoch to Perkin-Elmer will include at least the following information.


1. Chemical structures of all reagents and probes provided to Perkin-Elmer by Epoch to the extent necessary for Perkin-Elmer to make full use of such reagents and probes for the synthesis and/or use of MGB Intermediates and MGB Oligonucleotides.

2. Details of Epoch's manufacturing and QC methods to extent necessary for Perkin-Elmer to manufacture MGB Oligonucleotides in conformance with the specifications set forth in Exhibit B, including at least the following:

         a) detailed description of all DNA synthesis, purification, formulation and analytical instrumentation, including vendors;

         b)       detailed DNA synthesis cycles;

         c)       cleavage conditions;

         d)       deprotection conditions;

         e)       purification methods, including HPLC, OPC and other protocols;

         f)       analytical methods, including HPLC and other protocols;

         g)       formulation and quantitation methods;

         h)       [ * ];

         i)       [ * ];

         j) stability data of MGB reagents in DNA synthesis reagents and under cleavage/deprotection conditions;

         k)       long term stability data of MGB probes;

         l) data correlating analytical specs (HPLC, etc.) to performance of probes in relevant applications;

         m)       method used for validating probe manufacturing process;

*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

         n)       method used for monitoring probe manufacturing process; and

         o)       extinction coefficients (at [ * ] nm) for MGB reagents.

3. Algorithms, object code, source code and any other embodiments of methods or processes useful for predicting the melting temperature of MGB Oligonucleotides, whether patented, copyrighted or not.

*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

                                    EXHIBIT D

                            KNOW-HOW ESCROW AGREEMENT

                           EPOCH PHARMACEUTICALS, INC.
                            KNOW-HOW ESCROW AGREEMENT


         This Know-How Escrow Agreement ("Agreement") is effective this 1st day of November 1999, by and between Heller Ehrman White & McAuliffe ("Escrow Agent"), PE Corporation, a Delaware corporation (formerly known as The Perkin-Elmer Corporation) ("Perkin-Elmer") and Epoch Pharmaceuticals, Inc., a Delaware corporation ("Epoch").

         WHEREAS, concurrently herewith, Perkin-Elmer and Epoch are entering into that certain Amended and Restated License and Supply Agreement of even date herewith (the "License Agreement"). Perkin-Elmer and Epoch desire that this Agreement be supplementary to said License Agreement; and

         WHEREAS, pursuant to Section 5.05 of the License Agreement, Epoch has agreed to deliver to Escrow Agent documentation of know-how (the
"Documentation") necessary to enable a person skilled in oligonucleotide chemistry to manufacture MGB Intermediates (as defined in Section 2.09 of the License Agreement).

         NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the promises, mutual covenants and conditions contained herein, the parties hereto agree as follows:

         1. DEPOSIT ACCOUNT. Following the execution of this Agreement, Escrow Agent shall open a "Deposit Account" for the benefit of Epoch and Perkin-Elmer, said Deposit Account to be entitled the "Epoch/Perkin-Elmer Know-How Escrow Account".

         2. INITIAL DEPOSIT. Concurrently with the opening of the Deposit Account, Epoch shall deliver an "Initial Deposit" to Escrow Agent, which shall consist of the Documentation. The Initial Deposit materials, as updated, changed, supplemented or replaced, as may be necessary, shall hereinafter be referred to as the "Deposit."

         3. CONFIDENTIALITY OBLIGATIONS OF ESCROW AGENT.

                  (a) Escrow Agent agrees to retain and properly dispose of the Deposit in accordance with this Agreement. Escrow Agent shall not be liable for any act or omission to act under this Agreement except for its own gross negligence or willful misconduct.

                  (b) Escrow Agent acknowledges Epoch's assertion that the Deposit shall contain confidential information and proprietary data of Epoch and that Escrow Agent has an obligation to preserve and protect that confidentiality.

                  (c) Escrow Agent may duplicate the Deposit only as necessary to preserve and safely store the Deposit, and to provide copies thereof, as authorized herein. Escrow Agent shall reproduce on all copies of the Deposit made by Escrow Agent any proprietary or confidentiality notices contained in the Deposit. Except as expressly provided in this Agreement, Escrow Agent agrees that it shall not divulge, disclose, otherwise make available to Perkin-Elmer or any third parties, or make any use whatsoever of the Deposit, or of any information provided to it by Epoch in connection with this Agreement, without the express prior written consent of Epoch. This obligation will continue indefinitely notwithstanding any termination of this Agreement.

         4. TERM OF AGREEMENT. This Agreement will commence on the effective date of this Agreement and will terminate concurrently with the termination of the License Agreement, as provided for in Section 8.01 and 8.02 of the License Agreement.

         5. RELEASE OF DEPOSIT. Upon notice to Escrow Agent by Perkin-Elmer (in the form of an affidavit or declaration by an officer of Perkin-Elmer) of the occurrence of the Release Condition defined in Section 6, Escrow Agent shall immediately notify Epoch with a copy of the notice from Perkin-Elmer. If Epoch provides contrary instruction within ten (10) working days of Epoch's receipt of the notice, Escrow Agent shall not deliver the Deposit to Perkin-Elmer except as provided below. "Contrary instruction" means the filing of an affidavit or declaration with Escrow Agent by an officer of Epoch stating that the Release Condition has not occurred, has been cured, or there is some other dispute or issue which necessitates that the Deposit not be delivered to Perkin-Elmer. Upon receipt of contrary instruction, Escrow Agent shall (i) immediately deliver a copy of the affidavit or declaration containing the contrary instruction to Perkin-Elmer, (ii) not deliver a copy of the Deposit to Perkin-Elmer and (iii) and continue to store the Deposit until otherwise directed by Perkin-Elmer and Epoch jointly, or until resolution of the dispute pursuant to Section 7.

         6. RELEASE CONDITION. As used herein, the term "Release Condition" shall mean the failure of Epoch, pursuant to Article V of the License Agreement, to supply at least ninety-five percent (95%) of Perkin-Elmer's requirements of MGB Intermediates for more than four (4) months after receipt of written notice from Perkin-Elmer (pursuant to the terms of the License Agreement) of a material failure to so supply.

         7. GOVERNING LAW; INFORMAL DISPUTE RESOLUTION; ATTORNEYS' FEES. This Agreement will be deemed to have been made in the State of California and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of California. In the event of a dispute arising under this Agreement, Escrow Agent shall so notify Perkin-Elmer and Epoch in writing. Upon receipt of such notice, Perkin-Elmer and Epoch will attempt to resolve such dispute informally pursuant to the terms and provisions of Section 11.03 of the License Agreement. The non-prevailing party in any legal proceedings brought under this Agreement will pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

         8. INDEMNIFICATION. Perkin-Elmer and Epoch agree to defend and indemnify Escrow Agent and hold Escrow Agent harmless from and against all claims, actions and suits, whether in contract or in tort, and from and against any and all liabilities, losses, damages, costs, charges, penalties, counsel fees, and other expenses of any nature (including, without limitation, settlement costs) incurred by Escrow Agent as a result of performance of this Agreement except in the event of a judgment or arbitration decision which specified that Escrow Agent acted with gross negligence or willful misconduct.

         Escrow Agent may decline to act and shall not be liable for failure to act if in doubt as to its duties under this Agreement. Escrow Agent may act upon any instrument or signature reasonably believed by it to be genuine and may assume that any person purporting to give any notice or instruction pursuant to this Agreement reasonably believed by it to be authorized, has been duly authorized to do so. Escrow Agent's duties shall be determined only with reference to this Agreement and applicable laws, and Escrow Agent is not charged with knowledge of or any duties or responsibilities in connection with any other document or agreement, including, but not limited to, the License Agreement. In the event Escrow Agent shall be uncertain as to its duties or rights under this Agreement, it shall be entitled to refrain from taking any action, other than to keep safely the Deposit, until it shall (i) receive written instructions signed by Perkin-Elmer and Epoch or (ii) is directed otherwise by a court of competent jurisdiction.

         In the event Escrow Agent should at any time be confronted with inconsistent or conflicting claims or demands by the parties to this Agreement, Escrow Agent shall have the right to interplead the parties in any court of competent jurisdiction and request that the court determine the respective rights of the parties with respect to this Agreement and, upon doing so, Escrow Agent shall be released from any obligations or liability to any party as a consequence of any claims or demands.

         Escrow Agent may execute any of its powers, rights, or responsibilities under this Agreement either directly or by or through its agents or attorneys. Escrow Agent shall not be responsible for and shall not be under a duty to examine, inquire into, or pass upon the validity, binding effect, execution, or sufficiency of this Agreement or of any amendment or supplement to this Agreement.

         9. NOTICES. Any notice required or permitted under this Agreement will be sent by Federal Express or certified mail to the following addresses of the parties:


If to Epoch:                                   If to Perkin-Elmer:

Epoch Pharmaceuticals, Inc.                    PE Biosystems Division
12277 134th Court NE                           850 Lincoln Centre Drive
Suite 100                                      Foster City, California 94404
Redmond, Washington 98052                      Attn.: Legal Department
Attn.: President

If to Escrow Agent:

Heller Ehrman White & McAuliffe
333 Bush Street
San Francisco, California 94104-2878
Attention:  Brett Dick

         10. VERIFICATION RIGHTS. Epoch grants to Escrow Agent, or a neutral third party mutually agreeable to Perkin-Elmer and Epoch and who shall be bound by the confidentiality provisions set forth in Section 3 of this Agreement, the right to verify, audit and inspect the Deposit to confirm that the Documentation contains sufficient documentation and information to provide a person skilled in oligonucleotide chemistry the know-how necessary to manufacture MGB Intermediates.

         11. ESCROW FEES. Perkin-Elmer and Epoch agree to jointly pay all escrow fees due Escrow Agent pursuant to its services under this Agreement. All such fees shall be those specified in Escrow Agent's standard Schedule of Fees in effect at the time of this Agreement, which are attached hereto as Exhibit A, except as otherwise agreed. For any increase in Escrow Agent's standard fees, Escrow Agent shall notify Perkin-Elmer and Epoch at least ninety (90) days prior to any renewal of this Agreement. For any service not listed on the Schedule of Fees, Escrow Agent shall provide a quote prior to rendering such service.

         12. SUCCESSOR ESCROW AGENTS. Escrow Agent may resign at any time upon giving at least 30 days' written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: The parties shall use their best efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. Upon such appointment, the predecessor Escrow Agent shall be discharged from any further duties and liability under this Agreement, except for obligations or liabilities arising by reason of the prior gross negligence or willful misconduct on the part of Escrow Agent.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PE CORPORATION,                            EPOCH PHARMACEUTICALS, INC.,
a Delaware corporation                     a Delaware corporation



-------------------------------------      -------------------------------------

By:                                        By:
   ----------------------------------         ----------------------------------

Its:                                       Its:
    ---------------------------------          ---------------------------------


ESCROW AGENT
Heller Erhman White & McAuliffe



-------------------------------------

By:
    ---------------------------------

Its:
     --------------------------------

                                    EXHIBIT A

                    ESCROW AGENT'S STANDARD SCHEDULE OF FEES

Standard hourly rates of Escrow Agent.